SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Thursday, May 6, 2010

9:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 9:00 a.m. on Thursday, May 6, 2010 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1. To elect eight directors.

2. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for 2010.

3. To re-approve the Annual Performance Bonus Plan, which is substantially the same as the version approved by stockholders in 2005.

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 11, 2010 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report to Stockholders are available at http://www.rhi.com/14aFilings and http://www.rhi.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 25, 2010

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is March 25, 2010. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 9:00 a.m. on Thursday, May 6, 2010, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 11, 2010 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 11, 2010, the Company had outstanding and entitled to vote 149,936,927 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

There are eight nominees for director. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than eight persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, the age on the mailing date of this proxy statement and the year current service as a director began.

Name	Age	Director Since
Andrew S. Berwick, Jr.	76	1981
Edward W. Gibbons	74	1988
Harold M. Messmer, Jr.	64	1982
Barbara J. Novogradac	49	2009
Robert J. Pace	47	2009
Frederick A. Richman	64	2008
J. Stephen Schaub	69	1989
M. Keith Waddell	52	1999

Biographical Information

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Gibbons is a private investor. For more than five years prior to and through 2008, he was owner and president of Gibbons & Co., Inc., a private merchant banking firm.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004 he served as President.

Ms. Novogradac has been president of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace is currently an advisory director of Goldman, Sachs & Co. Prior to 2008, he served as managing director. He has been with Goldman Sachs since 1986 and has held numerous senior leadership positions with that firm.

Mr. Richman has been a Consultant to Deloitte Tax, LLP since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax, LLP. Prior to 2001 he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships

From January 1, 2005 through the present, the following directors have held directorships with other public companies:

Mr. Gibbons served as a director of Jack in the Box Inc. and a member of its Executive Committee and its Finance Committee through 2006. Jack in the Box Inc. is an operator and franchisor of fast-food restaurants.

Mr. Messmer has served as a director of HCP, Inc., and a member of its Compensation Committee and its Nominating and Corporate Governance Committee, from 1985 through the present. HCP, Inc. is a real estate investment trust that focuses on the health care industry.

Qualification to Serve As Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Mr. Berwick has substantial private investment and entrepreneurial experience. He has served as a director of the Company since 1981, during which time the Company has experienced substantial growth.

Mr. Gibbons has substantial experience as proprietor of merchant and investment banking firms. He has served as a director of the Company since 1988, during which time the Company has experienced substantial growth.

Mr. Messmer has been Chief Executive Officer since 1987, during which time he directed and presided over the Company’s substantial growth. He has also been Chairman since 1988 and a director since 1982.

Ms. Novogradac has financial expertise derived from her experience as president of a real estate investment company, with a major public accounting firm and as controller of the Company.

Mr. Pace has substantial investment banking experience as a former senior member of Goldman, Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm and Deloitte Tax, LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Schaub has substantial private investment and entrepreneurial experience. He has served as a director of the Company since 1989 during which time the Company has experienced substantial growth.

Mr. Waddell has more than 23 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

Retiring Director

Frederick P. Furth, 75, who has served as a director of the Company since 1983, has decided to retire. His term of office will end on the date of the Annual Meeting of Stockholders and he will not stand for re-election. The Board of Directors has determined to not replace Mr. Furth at the present time but to instead reduce the size of the Board from nine to eight effective on the date of the Annual Meeting.

Executive Officers

The following table lists the name of each current executive officer of the Company, his age on the mailing date of this proxy statement, and his current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	64	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	52	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	54	President and Chief Operating Officer-Staffing Services
Robert W. Glass	51	Executive Vice President, Corporate Development
Michael C. Buckley	43	Executive Vice President, Chief Administrative Officer and Treasurer
Steven Karel	60	Executive Vice President, Secretary and General Counsel

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since February 2007. He was Vice President from 2001 through February 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

Mr. Karel has been General Counsel of the Company since 1989, Secretary since 1993 and Executive Vice President since May 2009. He served as Senior Vice President from 2007 through May 2009 and Vice President from 1989 through 2007.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of February 28, 2010, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 2010 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	19,430,010	(a)	13.0%
FMR Corp. 82 Devonshire Street Boston, MA 02109	12,746,956	(b)	8.5%
T. Rowe Price Associates 100 E. Pratt Street Baltimore, MD 21202	8,848,528	(c)	5.9%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,940,912	(d)	5.3%
Andrew S. Berwick, Jr.	702,589	(e)	0.5%
Frederick P. Furth	151,871	(f)	0.1%
Edward W. Gibbons	360,862	(g)	0.2%
Harold M. Messmer, Jr.	4,209,922	(h)	2.8%
Barbara J. Novogradac	91,672	(i)	0.1%
Robert J. Pace	7,750	(j)	0.0%
Frederick A. Richman	49,850	(k)	0.0%
J. Stephen Schaub	2,810,080	(l)	1.9%
M. Keith Waddell	2,520,578	(m)	1.7%
Paul F. Gentzkow	1,706,375	(n)	1.1%
Robert W. Glass	548,264	(o)	0.4%
Michael C. Buckley	260,064	(p)	0.2%
Steven Karel	418,583	(q)	0.3%
All executive officers and directors as a group (13 persons)	13,838,460		9.0%

(a)	Information is as of December 31, 2009, the latest date for which information is available to the Company. According to a Schedule 13G filed by Capital Research Global Investors, which identified itself as an investment advisor and as a division of Capital Research and Management Company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 17,844,000 of such shares.

(b)	Information is as of December 31, 2009, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR LLC, which identified itself as a parent holding company, Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, collectively own 49% of the voting power of FMR LLC and may constitute a controlling group with respect to FMR LLC. The shares are held directly by the following entities controlled by FMR LLC: Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors Trust Company, each of which owns such shares in their capacities as investment adviser and investment manager, respectively. According to the Schedule 13G, Edward C. Johnson 3d and FMR LLC each has sole dispositive power with respect to all of such shares and sole voting power with respect to 78,056 of such shares. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote or direct the voting of shares held by the Fidelity Funds, which power resides with the board of trustees of the Fidelity Funds.

(c)

Information is as of December 31, 2009, the latest date for which information is available to the Company. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to a Schedule 13G filed by Price Associates, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 2,113,262 of such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(d)	Information is as of December 31, 2009, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power and voting power is held with respect to all of such shares.

(e)	Includes 120,000 shares that may be acquired upon the exercise of Exercisable Options and 13,975 shares acquired pursuant to Company benefit plans, as to which shares Mr. Berwick has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(f)	Includes 1,600 shares owned by the Furth Family Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, 120,000 shares that may be acquired upon the exercise of Exercisable Options and 13,975 shares acquired pursuant to Company benefit plans, as to which shares Mr. Furth has sole voting power but as to which disposition is restricted pursuant to the terms of such plans. Mr. Furth is retiring from the Board effective on the date of the Annual Meeting.

(g)	Includes 210,445 shares which are pledged and as to which Mr. Gibbons has voting power but not dispositive power and 120,000 shares that may be acquired upon the exercise of Exercisable Options and 13,975 shares acquired pursuant to Company benefit plans, as to which shares Mr. Gibbons has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)	Includes 1,492,253 shares that may be acquired upon the exercise of Exercisable Options, 928,250 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 879,428 shares held in various trusts as to which Mr. Messmer has voting and dispositive power and 902,383 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(i)	Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 6,200 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(j)	Includes 7,750 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(k)	Includes 24,000 shares that may be acquired upon the exercise of Exercisable Options and 9,688 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(l)	Includes 120,000 shares that may be acquired upon the exercise of Exercisable Options, 43,997 shares as to which Mr. Schaub shares voting and dispositive power with his wife, 100,000 shares held by the Sunrise Investment Partners II, LP, of which Mr. Schaub is general partner and a limited partner, 38,000 shares held by The Schaub Foundation which are pledged and as to which Mr. Schaub shares voting power but has neither dispositive power nor pecuniary interest and 1,704 shares owned by Mr. Schaub’s wife and 13,975 shares acquired pursuant to Company benefit plans, as to which shares Mr. Schaub has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(m)	Includes 755,428 shares that may be acquired upon the exercise of Exercisable Options, 633,927 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,131,223 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(n)	Includes 677,750 shares that may be acquired upon the exercise of Exercisable Options, 452,806 shares that were acquired pursuant to company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 40,000 shares held in various trusts as to which Mr. Gentzkow has voting and dispositive power and 535,819 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(o)	Includes 128,550 shares that may be acquired upon the exercise of Exercisable Options, 140,368 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 274,366 shares as to which Mr. Glass shares voting and dispositive power with his wife and 1,500 shares held by Mr. Glass’s children.

(p)	Includes 112,745 shares that may be acquired upon the exercise of Exercisable Options, 104,144 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 43,175 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

(q)	Includes 50,429 shares that may be acquired upon the exercise of Exercisable Options, 131,314 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 236,840 shares as to which Mr. Karel shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company’s compensation program achieves this result.

The Committee believes that the Company has an outstanding management team which has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for over two decades: five of the executive officers (Messrs. Messmer, Waddell, Gentzkow, Glass and Karel), have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to more than $383 million of annual revenues in 2009. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2009, the Company’s revenues were approximately $3 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent, but also great entrepreneurial vision as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Committee’s view is that, as a personal services business, it is in the Company’s long term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving outstanding results and, indeed, makes bonuses subject to achievement of goals the Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture subject to achievement of goals set by the Committee. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company.

The recession of 2009 was the worst general economic environment during the Company’s 60-year history. In the view of the Compensation Committee, management achieved excellent results in light of these adverse circumstances. The following are highlights of the Company’s achievements for 2009:

1.	The Company had positive operating cash flow of $240 million in 2009, which funded approximately $110 million in stock repurchases, $41 million in capital expenditures, and the payment of $72 million in dividends to stockholders. The cash dividend has been raised every year since it was initiated in 2004.

2.	The Company’s accounts receivable collection period remained virtually unchanged during the year, which contributed significantly to cash flow.

3.	The Company ended the year with $366 million in cash and cash equivalents, and virtually no debt. Longstanding, conservative financial policies proved particularly beneficial during the past year’s difficult economic period and have left the Company with the financial resources to expand as the economy allows.

4.	The Company aggressively managed operating costs in 2009 by reducing Selling, General & Administrative expenses by $460 million, or 31%. This was accomplished while keeping over 98% of the office network intact.

5.	The Company retained all key executives and field personnel even in the difficult economy, which it believes is critical to its future success.

6.	During the year, the Company again received recognition from Forbes, FORTUNE, Business Week and other publications for its financial performance and the work environment it cultivates for its employees.

Each component of compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this Compensation Discussion and Analysis, the vast majority of executive compensation is highly contingent upon the Company’s results. Based on its long term experience and the historical success of the Compensation Committee’s philosophy, the Compensation Committee has not recently retained a compensation consultant nor does it benchmark against a specific peer group. However, it does, from time to time, consider executive compensation at competitors and other companies, including such factors as compensation as a percentage of market capitalization. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long term performance is applied to all of the Company’s professionals. The Company believes its long term success is due to its ability to attract top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract top talent.

As part of its effort to emphasize performance based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Committee instead heavily weights remuneration toward performance based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s compensation consists of performance based restricted share awards under the stockholder approved Stock Incentive Plan and cash payments earned under the stockholder approved Annual Performance Bonus Plan. (With respect to Messrs. Messmer and Waddell, less than 8% of compensation comes from base salary.) A detailed description of how these two plans operate appears in their descriptions below under the “Grants of Plan-Based Awards” table, and such description should be read in conjunction with this Compensation Discussion and Analysis. As indicated by the descriptions of these plans in this Compensation Discussion and Analysis and below under the “Grants of Plan-Based Awards” table, the actual amounts paid are highly contingent upon the achievement of positive results. Earnings per share has been chosen as the measurement factor with respect to both of these plans because the Compensation Committee believes it is directly linked to stockholder value. The emphasis on performance based restricted share awards further ties management compensation to the long-term interests of stockholders. If actual diluted earnings per share for the performance period do not equal or exceed the specified target that was established by the Compensation Committee, all or a portion of the award is forfeited, as described below. (Restricted share awards are not increased, even if actual diluted earnings per share exceed the target.) Even after the performance period has ended and any downward adjustment in the number of shares has been made, shares are still not released to the executive officers. The time vesting provisions must still be satisfied. Therefore, the actual value of what the executive officer ultimately receives is determined by how the Company’s stock price varies between the grant date and the vesting date. If the share price increases, then the executive officer benefits along with the Company’s stockholders. If the share price decreases, the executive officer’s ultimate payout also declines. In addition, both cash bonuses and share awards are subject to the

Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

As described below and in the descriptions of the Stock Incentive Plan and the Annual Performance Bonus Plan that appear under the “Grants of Plan-Based Awards” table, each award under these plans is subject to reduction or elimination depending upon final earnings per share, and only the Annual Performance Bonus Plan permits the final award to be in excess of the target award (pursuant to a set straight-line formula in the event actual earnings per share exceed target earnings per share and subject to a cap). Each year, the Committee adopts a target earnings per share for the year that it believes is realistically possible to achieve but not easily achieved. The fact that these targets are realistic but not easy goals is borne out by the fact that, with respect to the last twelve years, the annual target earnings per share set for compensation purposes was achieved five times and was not achieved seven times. Whenever the target is not achieved, the award is subject to reduction, as described below under the “Grants of Plan-Based Awards” table.

As is its customary practice, in setting the target earnings per share, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items. For 2009, the target earnings per share for purposes of the Stock Incentive Plan and the Annual Performance Bonus Plan was set by the Compensation Committee at $.25. The actual earnings per share for the year was $.24. Pursuant to the formulas in these two plans (which formulas are not identical and are described below), cash awards to each executive under the Annual Performance Bonus Plan were decreased but there was no forfeiture with respect to restricted stock awards under the Stock Incentive Plan.

The Annual Performance Bonus Plan provides that bonuses shall be computed in accordance with a formula specified in the plan. The two factors determined by the Compensation Committee are the Target EPS for the year and each individual’s Target Bonus. For 2009, the Compensation Committee chose for the Target EPS the internal forecast that had been adopted by the entire Board of Directors, which forecast was $.25 per share. This Target EPS for 2009 represented an 85% decrease as compared to the actual earnings per share of $1.63 achieved for 2008. The Compensation Committee then determined that an 85% decrease in earnings per share performance should result in an 85% decrease in bonus. It therefore set each individual’s Target Bonus for 2009 at 85% less than his actual bonus for 2008.

Pursuant to the pay for performance formula in the Annual Performance Bonus Plan, any variation in actual earnings per share from Target EPS results in a corresponding variation in actual bonus from Target Bonus by the same percentage. Because actual earnings per share for 2009 was $.24, which is 96% of the Target EPS of $.25, each executive officer’s 2009 actual bonus was 96% of his 2009 Target Bonus and 14% of his actual bonus for 2008.

When making its determination with respect to its annual discretionary grant of restricted shares to each executive, the Compensation Committee considers such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock, the performance of the Company in the prior year, the target EPS the Committee has set for the coming year, the levels of other compensation granted to the executive and the total compensation package for the executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incents them to produce favorable results for shareholders consistently.

The restricted stock grants for 2009 were made by the Compensation Committee at its February 12, 2009, meeting. At that time, when the Compensation Committee considered the factors discussed above, it decided to grant awards for the same number of shares as the last prior grant. This resulted in a 41% decline in the grant date fair value of the restricted stock award.

Pursuant to the formula for the Stock Incentive Plan, the actual earnings per share are divided by the target earnings per share, yielding a “Performance Goal Ratio.” The “Multiplier” used to determine actual retention of restricted stock grants is defined as (a) 1, if the Performance Goal Ratio is equal to or exceeds 0.9, (b) 0, if the Performance Goal Ratio is less than 0, or (c) 0.1 plus the Performance Goal Ratio in all other cases. After the Multiplier is determined, it is multiplied by each executive officer’s restricted stock grant to determine how many shares he may retain. Any shares in excess of this product are forfeited. For 2009, the Performance Goal Ratio was .96, which equals the actual earnings per share of $.24 divided by the target earnings per share of $.25. The Multiplier based on a Performance Goal Ratio of .96 is equal to 1, so no shares were forfeited pursuant to this formula.

The Compensation Committee has also exercised negative discretion. When the target earnings per share was set with respect to the Stock Incentive Plan and the Annual Performance Bonus Plan for 2005, it was done on the assumption that certain proposed accounting rules that would negatively impact earnings per share would be adopted and made applicable during the year. When the accounting rules were not adopted, the result was an increase in earnings per share that had nothing to do with performance. At year end, the Compensation Committee made appropriate adjustment in the awards so that management would not receive a benefit from this non-performance related factor.

Restricted stock grants made after July 28, 2009, do not receive dividends until after both the performance condition and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made on February 12, 2009, were subject to such limitation only with respect to their performance condition. Restricted stock grants made in 2008 and earlier receive any dividends declared with respect to the Company’s outstanding shares.

The Company has not granted options to executive officers since October 2004. The Compensation Committee currently has no plans to make option grants in the future, but reserves the right to do so.

The Compensation Committee believes that awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation package and the conditions applicable to such awards, are at levels necessary for retention of the current executive officers so that they can continue to provide superior results to stockholders. It also believes that the ratio of total compensation among the Named Executive Officers is appropriate for purposes of internal equity.

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of similar size to the Company, and, in light of the moderate salaries, long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not have tax-qualified retirement arrangements for these executives. The Committee does not believe it is appropriate to offset these benefits by the value received from equity and other performance based compensation because these arrangements serve different purposes and both are at levels the Committee believes to be reasonable. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table.

The Stock Incentive Plan and Annual Performance Bonus Plan have been drafted to comply with Section 162(m) of the Internal Revenue Code. Compensation in compliance with such Section is fully deductible for income tax purposes. The other components of compensation are subject to the limitations of Section 162(m), which provides that any amounts above $1,000,000 paid in one year to certain executive officers are not tax deductible. In the past, such items have not exceeded $1,000,000 in one year for any individual, so there has been no limitation of tax deductibility. In 2008, the Compensation Committee adopted amendments to various plans and agreements to comply with Section 409A of the Internal Revenue Code.

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Various agreements, as described elsewhere in this Proxy Statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement. Such triggering events and benefits were selected by the Compensation Committee in the light of competitive conditions and customary practices at the time of their implementation and the Committee believes that they continue to be reasonable.

2009 Form of Summary Compensation Table Reflecting Restricted Stock Grants by Year of Performance Condition

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2009) with restricted stock awards, net of any forfeitures, allocated to the performance year of the award rather than the date of grant. The rules and regulations of the Securities and Exchange Commission relating to the Summary Compensation Table, which table appears as the first item in the “Compensation Tables” section, specify that restricted stock awards should be disclosed based on the date of grant, rather than the performance period. This creates a confusing anomaly with respect to the Company because of slight variations in grant date. For each year, a grant is made with a performance condition based upon earnings per share for that year. However, while the grant for 2007 was made in late 2006 and the grant for 2008 was made in late 2007, the grant for 2009 was made in early 2009. Accordingly, the Summary Compensation Table in the “Compensation Tables” section shows no grant for 2008. To give what the Company believes is a more accurate reflection of compensation for purposes of year-to-year comparison, the following table has been prepared with restricted stock awards expressed, net of any subsequent forfeitures, in the year of the applicable performance condition. No other variations exist between the following table and the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(c)	All Other Compensation(d)	Total
Harold M. Messmer, Jr.	2009	$525,000	$0	$4,349,922	$0	$822,086	$945,331	$419,547	$7,061,886
Chairman and Chief	2008	$525,000	$0	$7,047,680	$0	$5,708,900	$404,117	$520,020	$14,205,717
Executive Officer	2007	$525,000	$0	$7,357,450	$0	$6,339,334	$173,696	$519,782	$14,915,262

M. Keith Waddell	2009	$265,000	$0	$2,970,681	$0	$411,551	$42,459	$341,814	$4,031,505
Vice Chairman, President	2008	$265,000	$0	$4,813,046	$0	$2,857,979	$41,650	$648,483	$8,626,158
and Chief Financial	2007	$265,000	$0	$5,024,600	$0	$3,173,586	$14,027	$670,611	$9,147,824
Officer

Paul F. Gentzkow	2009	$265,000	$0	$2,121,920	$0	$370,396	$35,155	$266,803	$3,059,274
President and Chief	2008	$265,000	$0	$3,437,903	$0	$2,572,180	$34,151	$555,058	$6,864,292
Operating Officer-Staffing	2007	$265,000	$0	$3,589,000	$0	$2,856,227	$11,340	$581,612	$7,303,179
Services

Robert W. Glass	2009	$245,000	$0	$657,785	$0	$116,606	$16,499	$107,470	$1,143,360
Executive Vice President,	2008	$245,000	$0	$1,065,728	$0	$809,760	$16,395	$198,170	$2,335,053
Corporate Development	2007	$245,000	$0	$1,112,590	$0	$899,182	$5,634	$225,986	$2,488,392

Steven Karel	2009	$245,000	$0	$615,356	$0	$53,502	$10,914	$94,442	$1,019,214
Executive Vice President,
Secretary and General Counsel

(a)	Represents fair market value, on the date of grant, of the net number of restricted shares retained after application of the performance condition relating to the grant. For a description of the operation of the performance condition, see “Description of Restricted Stock Grants under the Stock Incentive Plan” under the “Grants of Plan-Based Awards” table.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of above-market interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information.

(d)	The amounts in this column consist of the following: (i) $67,354, $101,483, $95,309, $54,241 and $44,775 allocated for the benefit of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table, and (ii) $352,193, $240,331, $171,494, $53,229 and $49,667 paid to Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, as dividends on unvested restricted shares. See the discussion above under the heading “Compensation Discussion and Analysis” and below under the heading “Description of Restricted Stock Grants under the Stock Incentive Plan” for information regarding the accrual of dividends.

COMPENSATION TABLES

2009 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2009) in accordance with Securities and Exchange Commission rules. Prior to 2008, it was the practice of the Compensation Committee to make restricted stock grants at its regular fall meeting (in October or November), with each grant subject to a performance condition based upon earnings per share for the next calendar year. The last grant made on such schedule was made in October 2007, with 2008 being the performance period. In 2008, the Compensation Committee decided to change this practice and make grants at the beginning of the year to which the performance condition applies. Accordingly, the grant for 2009 was made in February 2009 rather than the fall of 2008. The absence in the following table of a grant for the calendar year 2008 reflects this change in timing, which resulted in no grant being made during such year. See the discussion on the previous page under the heading “2009 Form of Summary Compensation Table Reflecting Restricted Stock Grants by Year of Performance Condition” for further information.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)	All Other Compensation(d)	Total
Harold M. Messmer, Jr.	2009	$525,000	$0	$4,349,922	$0	$822,086	$945,331	$419,547	$7,061,886
Chairman and Chief Executive Officer	2008	$525,000	$0	$0	$0	$5,708,900	$404,117	$520,020	$7,158,037
	2007	$525,000	$0	$7,357,456	$0	$6,339,334	$173,696	$519,782	$14,915,268

M. Keith Waddell	2009	$265,000	$0	$2,970,681	$0	$411,551	$42,459	$341,814	$4,031,505
Vice Chairman, President and Chief Financial Officer	2008	$265,000	$0	$0	$0	$2,857,979	$41,650	$648,483	$3,813,112
	2007	$265,000	$0	$5,024,609	$0	$3,173,586	$14,027	$670,611	$9,147,833

Paul F. Gentzkow	2009	$265,000	$0	$2,121,920	$0	$370,396	$35,155	$266,803	$3,059,274
President and Chief Operating Officer-Staffing Services	2008	$265,000	$0	$0	$0	$2,572,180	$34,151	$555,058	$3,426,389
	2007	$265,000	$0	$3,589,015	$0	$2,856,227	$11,340	$581,612	$7,303,194

Robert W. Glass	2009	$245,000	$0	$657,785	$0	$116,606	$16,499	$107,470	$1,143,360
Executive Vice President, Corporate Development	2008	$245,000	$0	$0	$0	$809,760	$16,395	$198,170	$1,269,325
	2007	$245,000	$0	$1,112,578	$0	$899,182	$5,634	$225,986	$2,488,380

Steven Karel	2009	$245,000	$0	$615,356	$0	$53,502	$10,914	$94,442	$1,019,214
Executive Vice President, Secretary and General Counsel

(a)	No grant is shown for 2008 due to a change in the timing of annual grants made by the Compensation Committee as described above. See the table on the previous page, which expresses each grant, net of any subsequent forfeitures, in the year of the performance condition that applied to such grant.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information.

(d)	The amounts in this column consist of the following: (i) $67,354, $101,483, $95,309, $54,241 and $44,775 allocated for the benefit of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table, and (ii) $352,193, $240,331, $171,494, $53,229 and $49,667 paid to Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, as dividends on unvested restricted shares See the discussion above under the heading “Compensation Discussion and Analysis” and below under the heading “Description of Restricted Stock Grants under the Stock Incentive Plan” for information regarding the accrual of dividends.

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$428,170	$856,340	$1,712,680	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$214,350	$428,699	$857,398	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$192,915	$385,829	$771,658	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$60,733	$121,465	$242,930	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Steven Karel	n/a	$27,866	$55,731	$111,462	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	2/12/09	n/a	n/a	n/a	24,452	244,515	244,515	0	0	n/a	$4,349,922
M. Keith Waddell	2/12/09	n/a	n/a	n/a	16,699	166,986	166,986	0	0	n/a	$2,970,681
Paul F. Gentzkow	2/12/09	n/a	n/a	n/a	11,928	119,276	119,276	0	0	n/a	$2,121,920
Robert W. Glass	2/12/09	n/a	n/a	n/a	3,698	36,975	36,975	0	0	n/a	$657,785
Steven Karel	2/12/09	n/a	n/a	n/a	3,459	34,590	34,590	0	0	n/a	$615,356

Description of the Annual Performance Bonus Plan

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was approved by stockholders in 2005. The target bonus amount is set by the Compensation Committee, which also adopts a target diluted earnings per share. Under the plan, each individual’s actual bonus will vary from his target bonus in direct linear proportion to the variation between the actual diluted earnings per share and the target diluted earnings per share. (For example, if actual earnings per share are 80% of the target earnings per share, then each executive would receive 80% of his target bonus.) However, no bonus can exceed the lesser of twice the target bonus or $9,000,000, and no bonus at all is paid if actual diluted earnings per share are less than 50% of target. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula. Bonuses are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. The measurement period for the grants appearing in the table was the 2009 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For such year, the target earnings per share was $0.25 and the actual earnings per share was $0.24. Bonuses for 2009 were 86% less than bonuses for 2008.

Description of Restricted Stock Grants under the Stock Incentive Plan

Since 2004, stock awards to executive officers have consisted exclusively of restricted share grants made pursuant to the Stock Incentive Plan, which plan was approved by the stockholders in 2005 and 2008. Each of these grants was made subject to both a performance condition and a time vesting condition. The performance condition provides that all or portion of the award will be forfeited if actual diluted earnings per share for the performance period do not equal or exceed a specified target that has been established by the Compensation Committee. The award may not be increased, even if actual diluted earnings per share exceed the target. Only downward adjustments can be made. Whether or not all or a portion of the award will be forfeited is determined by a mathematical formula specified in the plan that compares actual diluted earnings per share to the target diluted earnings per share. No discretion is involved in the application of this formula. Pursuant to the formula, the actual earnings per share are divided by the target earnings per share, yielding a “Performance Goal Ratio.” The “Multiplier” used to determine actual retention of restricted stock grants is defined as (a) 1, if the Performance Goal Ratio is equal to or exceeds 0.9, (b) 0, if the Performance Goal Ratio is less than 0, or (c) 0.1 plus the Performance Goal Ratio in all other cases. After the Multiplier is determined, it is multiplied by each executive officer’s restricted stock grant to determine how many shares he may retain. Any shares in excess of this product are forfeited. In setting the target, the Compensation Committee considers the Company’s annual strategic plan, consensus Wall Street estimates and other items.

Even after the performance period has ended and any downward adjustment in the number of shares has been made, shares are still not released to the executive officers. The time vesting provisions must still be satisfied. The grant made in February 2009 vests 50% after two years and 50% after four years. The previous two grants each vest 100% after four years. Earlier grants generally provided for vesting of 25% each year over the first four years following grant. Notwithstanding the foregoing, each grant will vest upon the recipient’s death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Even after performance condition and time vesting requirements are satisfied, restricted shares grants are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Restricted stock grants made after July 28, 2009, do not receive dividends until after both the performance condition and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made on February 12, 2009, were subject to such limitation only with respect to their performance condition. Restricted stock grants made in 2008 and earlier receive any dividends declared with respect to the Company’s outstanding shares.

Prior to 2008, it was the practice of the Compensation Committee to make restricted stock grants at its regular fall meeting (in October or November), with the performance period being the next calendar year. The last such grant was made in October 2007, with 2008 being the performance period. In 2008, the Compensation Committee decided to change this practice and make the grant at the beginning of the year to which the performance condition applies. Accordingly, the grant for 2009 was made in February 2009 rather than the fall of 2008. The absence in the 2009 Summary Compensation Table of a grant for the calendar year 2008 therefore reflects a delay of a few months in the annual grant and not the absence of an annual grant.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(a)	Number of Shares or Units of Stock That Have Not Vested(b)		Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c)
	Exercisable	Unexercisable
Harold M. Messmer, Jr.	571,410	0	0	$22.5625	01/23/11	489,220	(e)	$13,076,851	244,515	(f)	$6,535,886
	571,410	0	0	$16.9500	10/30/12
	249,433	0	0	$22.8500	10/22/13
	100,000	0	0	$26.5600	10/28/14

M. Keith Waddell	262,171	0	0	$22.5625	01/23/11	333,705	(g)	$8,919,935	166,986	(h)	$4,463,536
	262,171	0	0	$16.9500	10/30/12
	131,086	0	0	$22.8500	10/22/13
	100,000	0	0	$26.5600	10/28/14

Paul F. Gentzkow	221,100	0	0	$22.5625	01/23/11	238,004	(i)	$6,361,847	119,276	(j)	$3,188,247
	40,000	0	0	$23.6500	02/23/11
	221,100	0	0	$16.9500	10/30/12
	110,550	0	0	$22.8500	10/22/13
	85,000	0	0	$26.5600	10/28/14

Robert W. Glass	44,220	0	0	$22.5625	01/23/11	73,918	(k)	$1,975,828	36,975	(l)	$988,342
	44,220	0	0	$16.9500	10/30/12
	22,110	0	0	$22.8500	10/22/13
	18,000	0	0	$26.5600	10/28/14

Steven Karel	11,055	0	0	$16.95	10/30/12	68,884	(m)	$1,841,269	34,590	(n)	$924,591
	21,374	0	0	$22.85	10/22/13
	18,000	0	0	$26.56	10/28/14

(a)	Each of such options is currently fully vested.

(b)	Unvested restricted share awards with respect to which, as of December 31, 2009, the performance period has been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made.

(c)	The market value of unvested stock awards was calculated by valuing each share at $26.73, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2009.

(d)	Unvested restricted share awards with respect to which the performance period was completed on December 31, 2009, but the determination of the final award had not been certified by December 31, 2009. In accordance with the terms of the Stock Incentive Plan, the Compensation Committee is required to certify the satisfaction of the performance condition, which certification will be made at its February 2010 meeting.

(e)	Of such shares, 50,000 vested on January 3, 2010, 205,000 vest on January 3, 2011 and 234,220 vest on January 3, 2012.

(f)	Of such shares, 122,257 vest on January 3, 2011 and 122,258 vest on January 3, 2013.

(g)	Of such shares, 33,750 vested on January 3, 2010, 140,000 vest on January 3, 2011 and 159,955 vest on January 3, 2012.

(h)	Of such shares, 83,493 vest on January 3, 2011 and 83,493 vest on January 3, 2013.

(i)	Of such shares, 23,750 vested on January 3, 2010, 100,000 vest on January 3, 2011 and 114,254 vest on January 3, 2012.

(j)	Of such shares, 59,638 vest on January 3, 2011 and 59,638 vest on January 3, 2013.

(k)	Of such shares, 7,500 vested on January 3, 2010, 31,000 vest on January 3, 2011 and 35,418 vest on January 3, 2012.

(l)	Of such shares, 18,487 vest on January 3, 2011 and 18,488 vest on January 3, 2013.

(m)	Of such shares, 6,750 vested on January 3, 2010, 29,000 vest on January 3, 2011 and 33,134 vest on January 3, 2012.

(n)	Of such shares, 17,295 vest on January 3, 2011 and 17,295 vest on January 3, 2013.

Option Exercises and Stock Vested in 2009

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise(b)	Number of Shares Acquired on Vesting	Value Realized on Vesting(b)
Harold M. Messmer, Jr.	937,758	$8,607,399	115,631	$2,468,722
M. Keith Waddell	0	$0	68,437	$1,461,130
Paul F. Gentzkow	0	$0	51,250	$1,094,188
Robert W. Glass	135,200	$1,511,618	15,334	$327,381
Steven Karel	0	$0	14,584	$311,368

(a)	Each of such options was granted at 100% of the fair market value, was due to expire on the tenth anniversary of the grant date and was exercised less than one year prior to its expiration date.

(b)	Messrs. Messmer and Glass did not sell any of the acquired shares on the open market. Each of them surrendered enough shares to the Company to pay the exercise price and the taxes resulting from exercise or vesting (as permitted pursuant to the terms of the plan under which the options were granted) and retained the remainder of the shares.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Harold M. Messmer, Jr.	$0	$67,354	$3,861,557	$0	$64,284,939
M. Keith Waddell	$0	$101,483	$302,394	$0	$5,581,859
Paul F. Gentzkow	$0	$95,309	$250,475	$0	$4,632,921
Robert W. Glass	$0	$54,241	$117,508	$0	$2,183,875
Steven Karel	$0	$44,775	$77,730	$0	$1,453,508

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual earnings per share for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2009, the quarterly interest rates were 7.00%, 6.47%, 5.65% and 5.91%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 4.17%, 4.58%, 5.17% and 4.93%, respectively. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during 24 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Karel are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of his base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2009, this interest rate was 5.84% and the corresponding 120% long-term annual applicable federal rate was 5.02%. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $2,160,391, $1,462,372, $887,275 and $108,219 were unvested as of December 31, 2009, for Messrs. Waddell, Gentzkow, Glass and Karel, respectively. All vested amounts are paid following disability or termination of employment for any reason. Pursuant to the Senior Executive Retirement Plan and resolutions adopted by the Compensation Committee in 1995, in the event of a Change in Control (see Appendix A for a definition of this term), there shall be allocated to Mr. Waddell’s account an amount equal to the product of (a) the number of whole years remaining until Mr. Waddell attains age 62 (9 years as of December 31, 2009) and (b) the last annual allocation for Mr. Waddell made under the Senior Executive Retirement Plan. After such Change in Control allocation has been made, each subsequent annual allocation under the Senior Executive Retirement Plan for Mr. Waddell following the Change in Control and prior to his 62nd birthday shall be reduced by an amount equal to the last annual allocation made to Mr. Waddell prior to the Change in Control.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2013. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer waived these benefits for 2007, 2008 and 2009.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix A for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix A for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then effective term of the agreement and (ii) the then lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only a lump sum equal to 75% of the base salary he would have received through the then effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix A for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix A for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of his employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle him and his wife, at Company expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Agreement provides that the employee will be retained as a part-time employee for a four year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid during the last five complete calendar years prior to retirement, and stock option and restricted stock awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer and Karel are currently eligible for retirement under this provision.

In 1996, the Company adopted an Excise Tax Restoration Agreement covering Messrs. Berwick, Furth, Gibbons, Messmer, Richman, Schaub, Waddell, Gentzkow, Glass and Karel. If any such individual becomes subject to such a tax in connection with a change of control, he will receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore him to the same after-tax position as if no excise tax had been imposed.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon (a) such individual’s death or disability or (b) a Change in Control of the Company (see Appendix A for a definition of this term). The only grants that have been made under this plan are restricted stock grants. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

All stock option awards to executive officers that are still outstanding were made in 2004 or earlier pursuant to then existing equity plans that were terminated in 2005. All of such options were granted with time vesting schedules. Such time vesting schedules have been satisfied and all such options are now fully vested. Unexercised options held by any executive officer lapse 90 days after the termination of his employment. However, except with respect to options granted prior to 2004 to Mr. Buckley, the award agreements for these options provide that in the event of (a) the executive officer’s death or disability, or (b) a Change in Control of the Company (see Appendix A for a definition of this term), such options will remain outstanding until their normal expiration date.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of his death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2009. There were no material amendments to any of such arrangements during 2009.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested restricted stock awards, (b) then-unvested restricted stock awards would remain outstanding, subject to their existing vesting schedule, (c) allocation of additional amounts under the Senior Executive Retirement Plan, (d) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (e) payout of amounts allocated under the Senior Executive Retirement Plan, (f) a lump sum payment whose calculation is based on salary, (g) a lump sum payment whose calculation is based on bonus, (h) retention as a part-time employee (with payment of compensation) for a specified period, (i) continued participation in Company medical plans and payment of other medical expenses until death, or (j) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2009) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then current level of benefits and other items, (6) the individual’s age or years of service with the Company and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2009, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Steven Karel	Triggering Events (see footnotes for explanation)
Restricted Stock Vesting or Remaining Outstanding	$19,612,737	a,b,c,d,e,f	$13,383,470	b,c,d,e,f	$9,550,094	b,c,d,e,f	$2,964,170	b,c,d,e,f	$2,765,833	a,b,c,d,e,f
Senior Executive Retirement Plan Vesting	n/a		$2,160,391	c,d,e,f	$1,462,372	c,d,e,f	$887,275	c,d,e,f	$108,219	c,d,e,f
Senior Executive Retirement Plan Change in Control Allocation	n/a		$913,347	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$2,097,456	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	$490,000	c,e
Lump Sum Payment Based on Bonus	$3,285,387	c,e,f	$1,230,537	e,f	$740,792	e	$233,212	e	$107,004	e
Lump Sum Payment Based on Partial Salary	$1,573,092	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,667,977	a,f	n/a		n/a		n/a		$170,666	a,f
Life Insurance and Miscellaneous Benefits	$59,948	c,e,f	$22,149	c,e,f	$14,815	c,e	$6,535	c,e	$11,095	c,e
Post Termination Health Care Benefits	$251,871	a,b,c,e,f	$32,832	c,e,f	$21,961	c,e	$21,710	c,e	$21,849	c,e

a	— Voluntary Resignation or Retirement in the Absence of a Prior Change in Control

b	— Termination by Reason of Death or Disability

c	— Termination without Cause in the Absence of a Prior Change in Control

d	— Change in Control with No Subsequent Termination

e	— Change in Control Followed by an Involuntary Termination without Cause

f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2009.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.		M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Steven Karel
Alternative 1—Voluntary Resignation or Retirement in the Absence of a Prior Change in Control	$21,532,585	(a)	$0	$0	$0	$2,936,499
Alternative 2—Termination by Reason of Death or Disability	$21,437,700		$13,383,470	$9,550,094	$2,964,170	$2,765,833
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$25,307,399		$16,391,192	$11,579,242	$4,369,690	$3,396,996
Alternative 4—Change in Control with No Subsequent Termination	$19,612,737		$16,457,208	$11,012,466	$3,851,445	$2,874,052
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$25,307,399		$18,535,076	$12,320,034	$4,602,902	$3,504,000
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$26,975,376		$18,535,076	$11,012,466	$3,851,445	$3,044,718

(a)	These numbers consist of $19,612,737 and $2,765,833 of restricted stock for Messrs. Messmer and Karel, respectively, that would remain outstanding subject to continued vesting requirements, $1,667,977 and $170,666 of consulting fees for Messrs. Messmer and Karel, respectively, paid over four years for four years of consulting services and $251,871 of health benefits for Mr. Messmer. Such amounts are subject to forfeiture if Messrs. Messmer and Karel do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control”.

2009 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(c)	Total
Andrew S. Berwick, Jr.	$65,000	$145,948	$0	$0	$0	$6,393	$217,341
Frederick P. Furth(d)	$55,500	$145,948	$0	$0	$0	$6,393	$207,841
Edward W. Gibbons	$57,000	$145,948	$0	$0	$0	$6,393	$209,341
Barbara J. Novogradac(e)	$36,750	$145,948	$0	$0	$0	$2,232	$184,930
Robert J. Pace	$49,000	$173,523	$0	$0	$0	$2,976	$225,499
Frederick A. Richman	$55,000	$145,948	$0	$0	$0	$4,046	$204,994
J. Stephen Schaub	$52,000	$145,948	$0	$0	$0	$6,393	$204,341

(a)	Consists of restricted shares granted under a stockholder approved plan. Reference is made to Notes A and K in Items 8 of the Company’s Annual Reports on Form 10-K for the Fiscal Years Ended December 31, 2007, December 31, 2008, and December 31, 2009, for a discussion of how the grants were valued. At December 31, 2009, Messrs. Berwick, Furth, Gibbons and Schaub each held 13,975 restricted shares, Mr. Richman held 9,688 restricted shares, Mr. Pace held 7,750 restricted shares and Ms. Novogradac held 6,200 restricted shares.

(b)	At December 31, 2009, Messrs. Berwick, Furth, Gibbons and Schaub each held options for 120,000 shares and Mr. Richman held options for 24,000 shares.

(c)	Consists of dividends on unvested restricted shares granted prior to July 28, 2009. Such unvested restricted shares receive the same dividends as ordinary outstanding shares. With respect to awards made on or after July 28, 2009, dividends will not be paid on any portion of the award until the time vesting requirements placed upon such portion have been satisfied. Instead any dividends shall accrue and be paid only after vesting has occurred. If the portion of the award is forfeited before the time vesting requirement has been satisfied, the accrued dividends on such portion will be forfeited.

(d)	Mr. Furth is retiring from the Board effective on the date of the Annual Meeting.

(e)	Ms. Novogradac was first elected a director on May 5, 2009.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, (4) an additional annual fee of $10,000 for serving as Chairman of the Audit Committee and (5) an additional annual fee of $5,000 for serving as Chairman of the Compensation Committee or the Nominating and Governance Committee. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 5, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders, Messrs. Berwick, Furth, Gibbons, Pace, Richman and Schaub and Ms. Novogradac each received a grant of 6,200 shares of restricted stock under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $23.54 per share, so the grant date fair value of each award was $145,948. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2010, May 1, 2011, May 1, 2012 and May 1, 2013. On February 12, 2009, Mr. Pace was elected to the Board of Directors. On such date, 75% of the 2008-2009 director term had elapsed and 25% of such term was remaining. Accordingly, on such date, he received a restricted stock grant under the Stock Incentive Plan for 1,550 shares, which is 25% of the number of shares that were granted to the incumbent directors in May 2008 at the beginning of such term. The closing price of the Company’s stock on the date of grant was $17.79 per share, so the grant date fair value of his award was $27,575. Such grant is subject to a time vesting condition which provides for the vesting of 50% of the grant on May 1, 2010, and 25% of the grant on each of May 1, 2011, and May 1, 2012. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Each of Messrs. Berwick, Furth, Gibbons, Richman and Schaub is eligible for retirement under the foregoing provision.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2009, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the directors and executive officers filed on a timely basis all forms required to be filed with respect to 2009 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Independence

The Board of Directors has determined that each of Messrs. Berwick, Furth, Gibbons, Pace, Richman and Schaub and Ms. Novogradac has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578, respectively.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than the later to occur of (a) October 29, 2009 or (b) three years from the commencement of such individual’s current tenure as director.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that no executive officer has ever been terminated under circumstances that required severance payments.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that the Company has never restated its financial statements.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan. The plan is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. As President of the Company in 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor of the Company, which had annual revenues of approximately $7 million. Since 1988, Mr. Messmer has functioned as both Chairman and Chief Executive Officer. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2009 were over $3 billion. The Company’s cumulative return to stockholders during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 1,600%, which is an average annual compound return of over 14%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 20 countries on five continents. The Company and Mr. Messmer have received numerous accolades. The Company has had multiple appearances on Forbes magazine’s “Best Big Companies” list (2006 and 2007) and on FORTUNE® magazine’s “Most Admired Companies” lists (each year from 1999 through 2009). Mr. Messmer has been named to Institutional Investor magazine’s “Best CEOs” list three times (in 2006, 2007 and 2008), was named Ernst & Young’s “Entrepreneur of the Year” in 2007 and was selected by Morningstar, Inc. as 2003 “CEO of the Year”. In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it is appropriate to retain the structure that has worked so well for 22 years.

Edward W. Gibbons, Chairman of the Nominating and Governance Committee has been designated Lead Director. Mr. Gibbons’ duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings and approving the retention of any consultants retained by the Board of Directors. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director. The statement is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Risk Oversight Role

The Board of Directors exercises its risk oversight function in a variety of ways, both directly and through its various committees.

The Board of Directors reviews and approves the Company’s annual strategic plan. At its meetings, it receives reports from the Chairmen of its committees. The Board also periodically receives presentations from the heads of the Company’s various operating departments. Compliance policies are reviewed and re-approved annually.

As prescribed in its charter, the Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management department and discusses the report with the manager. The Audit Committee reviews and adopts the budget of the internal audit and risk management department and also reviews and approves, in advance, the scope and the staffing of the internal audit. Any complaints to the Company’s Financial Controls Hotline are automatically routed to the Chairman of the Audit Committee in addition to the appropriate management personnel.

The Compensation Committee approves all executive compensation programs. It believes that the emphasis on time vesting equity compensation encourages executive officers to take a long-term view when making decisions. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.rhi.com, in the “Corporate Governance” section under the “Investor Center” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met four times during 2009. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof. It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2009 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, currently composed of Messrs. Berwick, Gibbons, Richman and Schaub and Ms. Novogradac, met four times during 2009 and acted once by unanimous written consent. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick, Furth and Richman, met five times during 2009. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Furth, Gibbons, Pace, Richman and Schaub, met three times during 2009. The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Furth and Gibbons, did not meet during 2009. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Mr. Gibbons, Chairman of the Nominating and Governance Committee, presides at such meetings.

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as “independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data

(including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or management, on the other hand, (e) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, (f) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (g) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company and (h) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Edward W. Gibbons, Barbara J. Novogradac and J. Stephen Schaub, each of whom is a member of the Audit Committee, are each an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of Securities and Exchange Commission Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009, contained in the Company’s Annual Report on Form 10-K (the “2009 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditors, the matters required to be discussed by SAS 61, as amended. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2009 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Edward W. Gibbons	Barbara J. Novogradac	Frederick A. Richman	J. Stephen Schaub

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. For further information, see “Compensation Discussion and Analysis”, above. The Compensation Committee has the authority to retain consultants to assist with its decisions. No consultant was involved in determining compensation for 2008 or 2009.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are made by the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew S. Berwick, Jr.	Frederick P. Furth	Frederick A. Richman

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or his delegee will forward such communication to the addressee unless he determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2010, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2008 and 2009 were as follows:

	2008	2009
Audit Fees	$1,873,860	$1,827,212
Audit-Related Fees	$80,500	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

The 2008 Audit-Related Fees were incurred in connection with audits of the Company’s pension and benefit plans. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2008 or 2009 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2010.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL REGARDING THE ANNUAL PERFORMANCE BONUS PLAN

General

At the 2010 Annual Meeting of Stockholders, the stockholders will be asked to approve, as a whole, the Company’s Annual Performance Bonus Plan, as amended and restated effective February 10, 2010, subject to stockholder approval (the “Performance Plan”). Section 162(m) of the Internal Revenue Code requires that the stockholders approve the material terms of the Performance Plan at least every five years. Therefore, the Company is asking stockholders to approve the Performance Plan in order to satisfy Section 162(m). The Performance Plan was most recently approved by the stockholders at the 2005 Annual Meeting of Stockholders. As proposed for approval, the Performance Plan is substantially the same as the version approved by stockholders in 2005.

The following description of the Performance Plan is qualified in its entirety by reference to the Performance Plan, which is attached hereto as Appendix B.

Summary of the Annual Performance Bonus Plan

The Performance Plan provides for the annual grant of cash bonuses to elected executive officers and to such other senior executives as may be designated from time to time by the Administrator of the Performance Plan (which is currently the Compensation Committee of the Board of Directors). As of the date of this Proxy Statement, the Company had six participants in the Performance Plan. The Administrator has the authority to alter, amend or discontinue the Performance Plan at any time without stockholder approval, except as required by applicable law. Each year, the Administrator will establish a target bonus for each participating executive. The Administrator will also establish a target earnings per share for the Company. If that target earnings per share is actually achieved, each participating individual will receive his target bonus. Earnings per share, for purposes of the Performance Plan, means diluted earnings per share, determined in accordance with generally accepted accounting principles, and earnings means income before extraordinary items, discontinued operations, cumulative effect of changes in accounting principles and any other objectively verifiable adjustment(s) thereto permitted and pre-established by the Administrator in accordance with Section 162(m) of the Internal Revenue Code, and after full accrual for the bonuses paid under the Performance Plan. Earnings per share shall also be determined, with respect to any bonus calculation, without regard to the effect of mergers, acquisitions, dispositions and material restructuring of the business occurring after the target earnings per share for such bonus was established. If the actual earnings per share varies from the goal, the individual’s bonus will also vary, in direct proportion to the variance between actual earnings per share and target earnings per share, as provided by the Performance Plan. However, no individual may receive a bonus in any year in excess of twice his or her target bonus for that year and no bonus will be paid if actual earnings are less than 50% of target earnings. In addition, no individual may receive a bonus in any year in excess of $9,000,000. However, if the formula would result in an individual receiving a bonus in excess of his or her target bonus, the Administrator, subject to the terms of the Performance Plan, has the discretion to reduce his or her bonus to not less than the target bonus. Bonuses payable under the Performance Plan are intended to be performance based and deductible under Section 162(m) of the Internal Revenue Code.

Further discussion of the Performance Plan is contained above under the headings “Compensation Discussion and Analysis” and “Description of the Annual Performance Bonus Plan”. Bonuses under the Performance Plan are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Federal Income Tax Consequences

Subject to the approval by the stockholders of the proposal described herein, the Company will be entitled to a deduction equal to the amount of income recognized by the recipient of a performance bonus. However, if the proposal is not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of the Performance Plan, the future deductibility by the Company of any such bonuses may be limited by Section 162(m) of the Internal Revenue Code.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO THE PERFORMANCE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than November 25, 2010.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 5, 2011 and March 7, 2011, inclusive, in order to be presented at the 2011 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, all information relating to the candidate as is required to be disclosed in a proxy statement pursuant to the rules of the Securities and Exchange Commission (including such candidate’s written consent), (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 25, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offerer and its affiliates would beneficially own securities representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company’s stockholders approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly owned corporation.

A-1

(e) The stockholders of the Company approve a definitive agreement (i) to merge or consolidate the Company with or into another corporation in which the holders of the Stock immediately before such merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) to sell or otherwise dispose of all or substantially all of the assets of the Company.

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

A-2

Appendix B

ROBERT HALF INTERNATIONAL INC.

Annual Performance Bonus Plan

(As amended and restated effective February 10, 2010, subject to stockholder approval)

1. DEFINITIONS. As used in this Plan, the following terms shall have the meanings set forth below:

Administrator means the Compensation Committee of the Board of Directors of the Company, or such other Committee as may be appointed by the Board.

Annual Determination means the Target EPS and Target Bonuses determined annually by the Administrator, as described in Section 4 of this Plan.

Award Date means the date that the Administrator makes its written certification of a Bonus pursuant to Section 5 or Section 6.

Bonus means a Preliminary Bonus, a Final Bonus, or both.

Bonus Year means the fiscal year with respect to which a Bonus is paid pursuant to the Plan.

Company means Robert Half International Inc., a Delaware corporation.

Eligible Executive means (a) any elected executive officer of the Company and (b) any executive of the Company who has senior management functions and responsibilities, as designated by the Administrator.

EPS means diluted earnings per share, determined in accordance with generally accepted accounting principles. For purposes of the foregoing sentence, earnings shall mean income before extraordinary items, discontinued operations and cumulative effect of changes in accounting principles and any other objectively verifiable adjustment(s) thereto permitted and pre-established by the Administrator in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and after full accrual for the bonuses paid under this Plan. Earnings shall also be determined, with respect to any Target Bonus without regard to the effects of mergers, acquisitions, dispositions and material restructuring of the business occurring after the Target EPS for such Target Bonus was established.

Final Bonus means the Year-End Bonus less the Preliminary Bonus, but only if such number is greater than zero.

Final EPS means EPS calculated as of the end of a fiscal year.

Final Multiplier means (a) the Final Ratio, if the Final Ratio is greater than or equal to .5 and less than or equal to 2, (b) 2, if the Final Ratio is greater than 2, or (c) 0, if the Final Ratio is less than .5.

Final Ratio means the result obtained by dividing Final EPS by Target EPS.

Nine-Month Period means the first three fiscal quarters of the Bonus Year.

Plan means this Annual Performance Bonus Plan.

Potential Preliminary Bonus means, with respect to each Eligible Executive, 85% of the Product of the Preliminary Multiplier and such Eligible Executive’s Target Bonus, but in no event may such amount be in excess of $9,000,000.

Potential Year-End Bonus means, with respect to each Eligible Executive, the product of the Final Multiplier and such Eligible Executive’s Target Bonus, but in no event may such amount be in excess of $9,000,000.

Preliminary Bonus means, with respect to each Eligible Executive, that amount that the Administrator determines in accordance with Section 5 hereof, but in no event may such amount be in excess of $9,000,000.

Preliminary EPS means 1.334 multiplied by EPS for a Nine-Month Period.

Preliminary Multiplier means (a) the Preliminary Ratio, if the Preliminary Ratio is greater than or equal to .5 and less than or equal to 2, (b) 2, if the Preliminary Ratio is greater than 2, or (c) 0, if the Preliminary Ratio is less than .5.

Preliminary Ratio means the result obtained by dividing Preliminary EPS by Target EPS.

Repayment Amount means that amount calculated in accordance with Section 7.3 hereof.

Target Bonus means that amount set forth, with respect to each Eligible Executive, in an Annual Determination.

Target EPS means the EPS goal set annually by the Administrator, as set forth in an Annual Determination.

Year-End Bonus means, with respect to each Eligible Executive, that amount that the Administrator determines in accordance with Section 6 hereof, but in no event may such amount be in excess of $9,000,000.

2. PURPOSE. The purpose of the Plan is to attract, retain and motivate key senior management employees by providing additional compensation, in accordance with the terms and conditions set forth herein, based on the Company’s earnings.

3. ADMINISTRATION. The Administrator is authorized to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations and to take all actions necessary or advisable for the Plan’s administration. Whenever the Plan authorizes or requires the Administrator to take any action, make any determination or decision, or form any opinion, then any such action, determination, decision or opinion by or of the Administrator shall be in the absolute discretion of the Administrator and shall be final and binding upon all persons in interest, including the Company and all Eligible Executives.

4. ANNUAL DETERMINATION. On an annual basis, not later than the end of the first fiscal quarter of the Bonus Year, the Administrator shall determine the following with respect to the Bonus Year:

(i) the Eligible Executives;

(ii) the Target EPS for the Bonus Year;

(iii) the Target Bonus for the Bonus Year for each Eligible Executive; and

(iv) such other matters as are appropriate with respect to the Plan (together, the “Annual Determination”).

5. DETERMINATION OF PRELIMINARY BONUS. Within five business days after the public release by the Company of its audited results for the third fiscal quarter of the Bonus Year, the Chief Financial Officer shall (a) calculate the Preliminary EPS, (b) determine the Preliminary Multiplier for the Bonus Year, (c) calculate, with respect to each Eligible Executive, his Potential Preliminary Bonus, (d) deliver each calculation to the Administrator. The Administrator shall, prior to the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive’s Preliminary Bonus, which, except as provided in the next sentence, shall be the Potential Preliminary Bonus. Notwithstanding the foregoing, if any Eligible Executive’s Preliminary Bonus would be greater than his Target Bonus, the Administrator, in its sole discretion, may reduce the Preliminary Bonus of such Eligible Executive to such amount that is not less than the Target Bonus as it may determine.

6. DETERMINATION OF YEAR-END BONUS. Within ten business days after the public release by the Company of its audited results for the Bonus Year, the Chief Financial Officer shall (a) calculate the Final EPS, (b) determine the Final Multiplier for the Bonus Year, (c) calculate, with respect to each Eligible Executive, the Potential Year-End Bonus and (d) deliver such calculations to the Administrator. The Administrator shall, within 90 days of the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive’s Year-End Bonus, which shall be the Potential Year-End Bonus; provided, however, that if any Eligible Executive’s Potential Year-End Bonus is greater than such Eligible Executive’s Preliminary Bonus, the Administrator may, in its sole discretion, reduce such Year-End Bonus to such amount that is not less than the Eligible Executive’s Preliminary Bonus as the Administrator may determine.

7. BONUS PAYMENTS. Each Eligible Executive shall be paid a Bonus in accordance with the following:

7.1. Preliminary Bonus. The Company shall pay the Preliminary Bonus to each Eligible Executive after such Preliminary Bonus is certified by the Administrator but prior to the end of the Bonus Year. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the date that Preliminary Bonuses are certified by the Administrator, then a pro-rated Preliminary Bonus shall be paid to such Eligible Executive (a) if the termination of employment was by reason of the Eligible Executive’s death, (b) as provided by any agreement or arrangement in existence on the date the Plan was approved by the stockholders or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Preliminary Bonus in any amount shall be paid to such Eligible Executive.

7.2. Final Bonus. The Company shall pay the Final Bonus to each Eligible Executive after such Final Bonus is certified by the Administrator but prior to the fifteenth day of the third month following the end of the Bonus Year. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the last day of the Bonus Year, then a pro-rated Final Bonus shall be paid to such Eligible Executive (a) if the termination of employment was by reason of the Eligible Executive’s death, (b) as provided by any agreement or arrangement in existence on the date the Plan was approved by the stockholders or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Final Bonus in any amount shall be paid to such Eligible Executive.

7.3. Repayment of Preliminary Bonus. If the Year-End Bonus for an Eligible Executive is less than such Eligible Executive’s Preliminary Bonus, such Eligible Executive shall repay such difference (the “Repayment Amount”) within fifteen (15) business days of notification thereof. To the extent the Repayment Amount is unpaid, the Company shall, consistent with applicable law, be entitled to deduct the Repayment Amount from any other amounts due by the Company to such Eligible Executive, and to pursue any and all other legal and equitable remedies to recover such Repayment Amount.

8. EMPLOYMENT. The selection of an employee as an Eligible Executive shall not affect any right of the Company to terminate, with or without cause, such person’s employment at any time.

9. WITHHOLDING TAXES. The Company shall, to the extent permitted by law, have the right to deduct from a Bonus any federal, state or local taxes of any kind required by law to be withheld with respect to such Bonus.

10. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Administrator may at any time amend, alter, suspend, or discontinue this Plan.

11. INDEMNIFICATION OF ADMINISTRATOR. Indemnification of members of the group constituting the Administrator for actions with respect to the Plan shall be in accordance with the terms and conditions of separate indemnification agreements, if any, that have been or shall be entered into from time to time between the Company and any such person.

12. HEADINGS. The headings used in this Plan are for convenience only, and shall not be used to construe the terms and conditions of the Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

ROBERT HALF INTERNATIONAL INC.

INTERNET http://www.proxyvoting.com/rhi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 00000

FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.

The Board of Directors recommends FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

Please mark your votes as indicated in this example

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS

Nominees:

01 Andrew S. Berwick, Jr.

02 Edward W. Gibbons

03 Harold M. Messmer, Jr.

04 Barbara J. Novogradac

05 Robert J. Pace

06 Frederick A. Richman

07 J. Stephen Schaub

08 M. Keith Waddell

2. Ratification of Appointment of Auditor.

3. Proposal regarding Annual Performance Bonus Plan.

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Mark Here for Address Change or Comments SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Robert Half International Inc. account online.

Access your Robert Half International Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Robert Half International Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.rhi.com/14aFilings and http://www.rhi.com/AnnualReport

FOLD AND DETACH HERE

ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road Menlo Park, CA 94025

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 11, 2010 at the annual meeting of stockholders to be held on May 6, 2010 or any adjournment thereof.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

00000